Exhibit 99.1

Soluna Holdings Announces LOI for the

Sale of its MTI Instruments Business

NEW YORK, December 17, 2021 – Soluna Holdings, Inc. (Nasdaq: SLNH), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced that it has entered into a non-binding letter of intent for the potential sale of its MTI Instruments subsidiary (the “LOI”) with a strategic buyer in the test and measurement space.

Michael Toporek, CEO of Soluna Holdings stated, “As we committed to shareholders, we would explore potential strategic transactions for our instruments business so that we could focus on being a pure play green computing, zero-carbon computing and cryptocurrency mining company. We have moved to the exclusive phase of a potential transaction.”

Toporek added, “MTI is a great business with a bright future that we know will continue to thrive.”

Moshe Binyamin, President and CEO of MTI Instruments commented, “This is an exciting time in MTI’s history and evolution. This strategic buyer is a great company with complimentary products in large and growing markets and MTI’s vision for accelerated growth and market focus are perfectly in-line with their strategy. We look forward to combining forces so we can further accelerate our collective growth objectives. I am extremely proud of the MTI team for building our top-tier technology and the overall business and am very much looking forward to realizing the incredible opportunity in front of us.”

Per the LOI, the Buyer would acquire 100% of the common stock of MTI Instruments. Additionally, neither the Company nor MTI Instruments is permitted to, directly or indirectly, solicit, or pursue an unsolicited offer from any party other than the Buyer for the sale of MTI Instruments for a prespecified time. The LOI is non-binding except for terms relating to the Buyer’s access to MTI Instruments’ due diligence documentation, solicitation by the Company or MTI Instruments of other offers to buy MTI Instruments, expenses, non-disclosure and the Buyer’s assignment rights. The LOI only represents a mutual indication of interest regarding the Sale and the terms of the Sale are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. If the Sale is completed, the Company expects that it will exit the instrumentation business and will be focused on developing and monetizing green, zero carbon computing and cryptocurrency mining facilities.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) computing business is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines.

Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

About MTI Instruments

Based in Albany, New York, MTI Instruments, Inc., a wholly-owned subsidiary of Soluna Holdings Inc., is a global leader in non-contact measurement tools and condition-based monitoring systems with a growing customer base spanning more than 60 countries. MTI Instruments has a rich history in innovation for developing and manufacturing sensors and systems to help clients secure the highest level of accurate measurements in order to drive innovation, identify efficiencies and increase competitiveness. MTI Instruments provides comprehensive solutions to better address challenges and applications within numerous industries, including industrial manufacturing, consumer electronics, semiconductor, solar, commercial and military aviation, automotive, transportation and R&D. For more information, please visit: MTIInstruments.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the filing of the registration statement and its ability to provide the Company with important financial flexibility and access to additional forms of growth capital, especially non-dilutive instruments, and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, the SEC declaring the registration statement effective or the Company’s ability to raise capital using the registration statement if and when it is declared effective, the Company’s ability to establish and maintain the proprietary nature of its technology through the patent process, as well as its ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s filings with the SEC, including the registration statement and its periodic reports.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com